[Letterhead of KPMG Peat Marwick LLP]






The Board of Directors
Home Bancorp of Elgin, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Home Bancorp of Elgin, Inc. of our report dated January 24, 1997, relating to the consolidated balance sheets of Home Bancorp of Elgin, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Home Bancorp of Elgin, Inc.


                                        /s/ KPMG Peat Marwick LLP


Chicago, Illinois
July 22, 1997